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ITEM 77I/77Q1(D) - TERMS OF NEW OR AMENDED SECURITIES:

On December 23, 2013, a Form Type 485(b), Accession No. 0001193125-13-482499,
an amendment to the registration statement of Columbia Funds Series Trust II, was filed with the SEC. This amendment registered new Class R4 and Class R5 shares of Columbia European Equity Fund, effective January 1, 2014, and describes the characteristics of the new classes of shares.